Exhibit 10.1

DEMAND PROMISSORY NOTE

$1,000,000	July 8, 2008

           FOR VALUE RECEIVED, Nature Vision, Inc., a Minnesota corporation (the “Company”), promises to pay to Richard Kiphart or his successors or assigns (“Holder”), ON DEMAND AT ANY TIME AFTER JUNE 30, 2010, at such place as the Holder of this Note may designate in writing to the Company, the principal sum of One Million Dollars ($1,000,000), together with simple interest on the unpaid principal balance from the date of this Note until fully paid at the rate of fifteen percent (15%) per annum, based on actual days elapsed in a year of 365 days.  Principal and interest are due and payable in lawful money of the United States of America.

           Accrued but unpaid interest is due and payable in monthly installments, with each installment equal to the amount of interest that accrued under this Note during the immediately preceding month, commencing on August 1, 2008, and continuing on the first day of each month thereafter until all amounts owing under this Note have been paid in full.  The first payment due on August 1, 2008 will include all interest accrued from July 1, 2008.

This Note is issued in renewal, amendment, replacement, extension and restatement of that certain Promissory Note dated as of October 19, 2007 in the original principal balance of $1,000,000 issued by the Company to the Holder (the “Prior Note”).

This Note may be fully or partially prepaid at any time during the term of this Note without penalty or premium.  Any prepayment shall be applied first to accrued but unpaid interest and the remainder to principal.

           The Company waives presentment, dishonor, protest, demand, diligence, notice of protest, notice of demand, notice of dishonor, notice of nonpayment, and any other notice of any kind otherwise required by law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note and expressly agrees that this Note, or any payment hereunder, may be extended or subordinated (by forbearance or otherwise) at any time, without in any way affecting the liability of the Company.

           The Company agrees to pay on demand all reasonable costs of collecting or enforcing payment under this Note, including attorney fees and legal expenses, whether through courts of original jurisdiction, courts of appellate jurisdiction, or bankruptcy courts, or through other legal proceedings.

           This Note may not be amended or modified, nor shall any waiver of any provision hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any amendment, modification, or waiver is sought.  This Note shall be governed by and construed according to the laws of the State of Minnesota without regard to conflicts of laws principles.

NATURE VISION, INC.

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